FORM OF EXPENSE LIMITATION UNDERTAKING
                           (as amended March 1, 2005)

                        ALLIANCE CAPITAL MANAGEMENT L.P.
                           1345 Avenue of the Americas
                            New York, New York 10105


                                        March 1, 2005



AllianceBernstein Global Health Care Fund, Inc.
1345 Avenue of the Americas
New York, New York 10105


Dear Sirs:

     Alliance Capital Management L.P. herewith undertakes that for the Expense Limitation Period, as defined below, we shall cause the aggregate operating expenses of every character incurred by the AllianceBernstein Global Health Care Fund, Inc. (the "Fund") to be limited to 2.50%, 3.20%, 3.20%, 2.20%, 2.70%,
2.45% and 2.20% of the aggregate average daily net assets of the Fund's Class A, Class B, Class C, Advisor Class, Class R, Class K and Class I shares, respectively (the "Limitation"). To determine the amount of expenses of each class in excess of the Limitation, the amount of allowable fiscal-year-to-date expenses shall be computed daily by prorating the Limitation based on the number of days elapsed within the fiscal year of the Fund (the "Prorated Limitation"). The Prorated Limitation shall be compared to the expenses of each class recorded through the current day in order to produce the allowable expenses to be recorded and accrued for the current day (the "Allowable Expenses"). If the expenses of any class for the current day exceed the Allowable Expenses, we shall be responsible for such excess and will for the current day (i) reduce our advisory fees and/or (ii) reimburse the Fund accordingly. For purposes of this Undertaking, the Expense Limitation Period shall mean the period commencing on the date hereof and terminating at the close of the Fund's fiscal year. The Expense Limitation Period and the Undertaking given hereunder will automatically be extended for additional one-year terms unless we provide the Fund with at least 60 days' notice prior to the end of any Expense Limitation Period of our determination not to extend this Undertaking beyond its then current term. We understand and intend that the Fund will rely on this Undertaking in preparing and filing its Registration Statement on Form N-1A with the Securities and Exchange Commission, in accruing the Fund's expenses for purposes of calculating the Fund's net asset value per share and for other purposes and expressly permit the Fund to do so.

                                        Very truly yours,

                                        ALLIANCE CAPITAL MANAGEMENT L.P.

                                        By:  Alliance Capital Management
                                             Corporation, its general partner


                                        By:  ___________________________





00250.0073 #513496